UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 9, 2005

Date of Report (Date of earliest event reported)

HORIZON HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13626	75-2293354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Waters Ridge Drive

Lewisville, Texas 75057-6011

(Address of principal executive offices and zip code)

(972) 420-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

The Company announced that on June 9, 2005 that it had entered into a definitive agreement to acquire substantially all the assets of River Park Hospital from Mountain State Behavioral Health Services, LLC and the stock of an affiliated management company located in Huntington, West, Virginia from the stockholders of such company. The consummation of the transaction is subject to a number of contingencies including receipt of governmental approvals including certificate of need approval. A copy of the press release issued by the Company is attached as Exhibit 99.1 to this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation

The Company announced that on June 10, 2005 that it has amended, and extended the maturity of its revolving credit facility agreement. The credit facility, as amended, is now a $125 million revolving credit facility, which can be increased to a $175 million revolving credit facility, subject to the satisfaction of certain conditions. The Company currently has no loans outstanding under the credit facility. The maturity date of the revolving credit facility has been extended to May 31, 2010. Wachovia Bank, National Association and Amegy Bank, National Association were added as lenders to the credit facility in addition to the Company’s existing banks. A copy of the press release issued by the Company is attached as Exhibit 99.2 to this Form 8-K.

Item 9.01. Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued by the Company on June 9, 2005.

99.2	Press Release issued by the Company on June 10, 2005.

(REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON HEALTH CORPORATION

Date: June 13, 2005	By:	/s/ David K. Meyercord
David K. Meyercord
Senior Vice President
Administration and General Counsel